Exhibit 10.2

EXECUTION VERSION

IDTI AGREEMENT

DATED AS OF June 13, 2011

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TABLE OF CONTENTS

(continued)

SECTION 4 MISCELLANEOUS		14

4.1	Termination	14
4.2	Indemnification	15
4.3	Fees and Expenses	16
4.4	Amendments	17
4.5	Addresses for Notices	17
4.6	No Waiver; Cumulative Remedies	17
4.7	Consent to Jurisdiction; Waiver of Venue Objection; Service of Process	17
4.8	Waiver of Jury Trial	18
4.9	Assignment	18
4.10	Governing Law	18
4.11	Counterparts	18
4.12	Severability	18
4.13	No Third-Party Beneficiaries	19

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IDTI AGREEMENT

IDTI AGREEMENT, dated as of June 13, 2011 (as amended, amended and restated or otherwise modified from time to time, this “Agreement”), by Integrated Device Technology, Inc., a Delaware corporation (“IDTI”), in favor of each and every Applicable Person (as defined in Exhibit A) in existence on the date hereof and from time to time.

Preliminary Statements

A. Each of Newco and Newco Sub is a direct or indirect wholly-owned subsidiary of IDTI.

B. On June 13, 2011, Newco issued Class A Preferred Shares to IDTI.

C. IDTI has entered into the Repo Agreement with the Buyer, whereby IDTI agrees to sell to the Buyer and the Buyer agrees to purchase from IDTI the Class A Preferred Shares (subject to IDTI’s obligation to repurchase, and the Buyer’s obligation to resell, the Class A Preferred Shares).

D. It is, or will be, a condition to the performance by the Buyer of its obligations under the Repo Agreement that IDTI provides certain assurances set forth in this Agreement, and IDTI will receive substantial direct and indirect benefits from the issuance and sale to Buyer of such Class A Preferred Shares.

In consideration of the premises, and intending to be legally bound by this Agreement, IDTI agrees as follows:

SECTION 1

DEFINED TERMS; RULES OF CONSTRUCTION

1.1 Definitions. As used in this Agreement (including in the Preliminary Statements), capitalized terms defined in the preamble and other Sections of this Agreement and Exhibit A to this Agreement shall have the meanings set forth therein and capitalized terms used herein (including in the Preliminary Statements) but not otherwise defined herein shall have the meanings set forth in the Certificate of Designations.

1.2 Use of Certain Terms. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”. Unless the context of this Agreement requires otherwise, the plural includes the singular, the singular includes the plural, and “including” has the meaning of “including without limitation”. The words “hereof”, “herein”, “hereby”, “hereunder”, and other similar terms refer to this Agreement (including Exhibit A to this Agreement) as a whole and not exclusively to any particular provision of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, or singular or plural, forms thereof, as the identity of the Person or Persons may require.

1.3 Headings and References. Section and other headings are for reference only, and shall not affect the interpretation or meaning of any provision of this Agreement. Unless otherwise provided, references to Sections and Exhibits shall be deemed references to Sections of, and Exhibits to, this Agreement. Whether or not specified herein or therein, references to this Agreement and any other Operative Document include this Agreement and the other Operative Documents as the same may be amended, restated, modified or supplemented from time to time pursuant to the provisions hereof or thereof as permitted by the Operative Documents. References to any other agreement, contract, instrument, or document are to such agreement, contract, instrument, or document as amended, restated, modified or supplemented from time to time in accordance with the terms hereof (if applicable) and thereof. Whether or not specified herein, a reference to any law shall mean that law as it may be amended, modified or supplemented from time to time, and any successor law. A reference to a Person includes the successors and assigns of such Person, but such reference shall not increase, decrease or otherwise modify in any way the provisions in this Agreement governing the assignment of rights and obligations under or the binding effect of any provision of this Agreement, including Section 4.8.

SECTION 2

REPRESENTATIONS AND WARRANTIES

IDTI hereby represents and warrants as of the date hereof, on any Closing Date, and, solely with respect to Section 2.16, as of June 13, 2011 as follows:

2.1 Due Formation. IDTI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Newco and Newco Sub (together with IDTI, each an “IDTI Party” and, collectively, the “IDTI Parties”) is duly incorporated or formed, validly existing and, to the extent applicable in the relevant jurisdiction, in good standing in the jurisdiction(s) of its incorporation or formation. Each of the IDTI Parties possesses all corporate, limited liability company or other applicable organizational powers necessary to engage in its business and operations as now conducted.

2.2 Authorization; No Contravention. The execution, delivery and performance by each IDTI Party of each Operative Document to which it is a party are within its organizational powers, have been duly authorized by all necessary corporate, limited liability company or other applicable organizational action, and do not and will not contravene (i) its Organizational Documents, (ii) any contract, mortgage, lien, lease, agreement, indenture, or other instrument to which such IDTI Party is a party or which is binding upon it or its property, except to the extent such contravention would not reasonably be expected to result in a Material Adverse Effect or (iii) in any material respect, any judgment, law, statute, rule or governmental regulation applicable to such IDTI Party or its property.

2.3 Governmental Approvals. No consent, approval, or authorization of, or declaration or filing with, any governmental authority, and no consent of any other Person, is required for the due execution, delivery and performance by each IDTI Party of each Operative Document to which it is a party, except those already obtained or made and those required to perfect security interests.

2.4 Enforceability. Each Operative Document to which any of the IDTI Parties is a party constitutes the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally or by general principles of equity (including implied covenants of good faith and fair dealing).

2.5 Investment Company; Holding Company. (a) No IDTI Party is, or upon consummation of the transactions contemplated by the Operative Documents will be, required to be registered as an “investment company” under the Investment Company Act of 1940.

(b) No IDTI Party is subject to regulation as a “holding company,” an “affiliate” of a “holding company,” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935. Similarly, no IDTI Party will be subject to regulation as a “holding company,” an “affiliate” of a “holding company,” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 2005.

2.6 No Material Affiliate Event. No Incipient Material Affiliate Event or Material Affiliate Event has occurred and is continuing.

2.7 Representations of IDTI Parties. All of the written representations and warranties made by any IDTI Party in any Operative Document or any certificate delivered pursuant to any Operative Document were or will be true and correct in all material respects (or, in the case of any representation or warranty already qualified by materiality, in all respects) on the date such representations or warranties were so made, other than any such representations or warranties that, by their terms, refer to a specific date other than any such date, in which case as of such specific date.

2.8 Value of Depositary Receipts. Immediately after giving effect to the transactions contemplated to occur on or prior to the date hereof under and in connection with the Operative Documents, the Depositary Receipts of the Foundation held by Newco will make up more than sixty seven percent (67%) of Newco’s assets by value. No plan of any IDTI Party exists to take actions that would result in such Depositary Receipts making up sixty seven percent (67%) or less of Newco’s assets by value.

2.9 Compliance with Terms and Conditions. To the IDTI Parties’ actual knowledge, the IDTI Parties have at all times duly performed and complied in all material respects with all the terms and conditions set forth in the Operative Documents and Certificate of Designations. Since their formation, each of Newco and Newco Sub have complied with the undertakings set forth in clauses (a) through (kk) of Section 3.1.

2.10 Certain U.S. Tax Matters Relating to Newco Sub. At no time has Newco Sub (i) held any interest that is treated as an equity interest for U.S. federal income tax purposes in any entity that is not treated as a corporation for U.S. federal income tax purposes, or (ii) engaged in any transaction or activity that would cause Newco Sub to be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes.

2.11 Absence of Liabilities. Newco does not have any Liabilities or commitments of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than Liabilities and commitments arising under applicable law or arising under the Operative Documents, the Certificate of Designations, the Articles, the IM Custody Agreement, the Investment Management Agreement, the Free Cash Management Agreement and the Newco Custody Agreement and other than Liabilities and commitments that are unsecured, do not constitute “Indebtedness” (as defined in the Certificate of Designations) and do not, in the aggregate, exceed $100,000 outstanding at any time.

2.12 Legal Proceedings. Since its formation, there have been no judgments outstanding against Newco or affecting any property of Newco, nor any actions, suites or proceedings pending or, to the knowledge of the IDTI Parties, threatened against Newco that have had, or could reasonably be expected to have either individually or in the aggregate, a Material Adverse Effect.

2.13 Investigations, Audits, Etc. Since its formation, Newco has not been the subject of (x) any review or audit by the IRS or (y) any investigation by any governmental entity concerning the violation or possible violation of any law that, in the case of clause (y) only, could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to have a materially adverse effect on the rights of the Buyer under any of the Operative Documents.

2.14 Amendments. The Operative Documents, the Articles, the Certificate of Designations, the Newco Custody Agreement, the IM Custody Agreement, the Investment Management Agreement and the Free Cash Management Agreement contain the full agreement of the parties hereto with respect to the transactions contemplated thereby and no other agreements exist with respect to such transactions and no amendments, modifications, consents or waivers have been made to, or given under, the foregoing organizational documents and agreements after the date of their execution, except those that are immaterial and those that are executed or approved in writing by the Buyer.

2.15 No Liens. The property of Newco is not subject to any Lien (other than Liens created pursuant to the Operative Documents and any Liens for taxes, assessments and governmental charges or levies not yet delinquent or being contested in good faith and by appropriate proceeding and as to which adequate reserves are being maintained in accordance with general accepted accounting principles).

2.16 Solvency Representation. After giving effect to the transactions contemplated by the subscription agreement between IDTI and Newco dated June 10, 2011 and the Repo Agreement, in each case as and to the extent in effect on the date as of which this representation is made (i) the then fair value of the assets of each of IDTI and Newco, as applicable, was or is greater than the then total amount of liabilities, including contingent liabilities, of each of IDTI and Newco, as applicable, (ii) the then present fair salable value of the assets of each of IDTI and Newco, as applicable, was or is not less than the amount that, as applicable, was or will be required to pay the probable liabilities of each of IDTI and Newco, as applicable, on its existing debts as they become absolute and matured, (iii) each of IDTI and Newco, as applicable, did not and does not intend to, and did not and does not believe that it would or will, incur debts or liabilities beyond its ability to pay its own debts and liabilities as they mature and, (iv) each of IDTI and Newco, as applicable, was or is not engaged in a business or a transaction, and, as applicable, was or is not about to engage in a business or a transaction, for which its property would constitute unreasonably small capital.

2.17 Class A Preferred Shares. There are no Class A Preferred Shares outstanding other than the 1,431 shares of the Class A Preferred Shares that are authorized by the Certificate, and all such Class A Preferred Shares (other than Class A Preferred Shares that have become Purchased Securities (as defined in the Repo Agreement)) are owned by IDTI and no other Person has any right or interest therein (including any security interest or any right or power to direct the voting of such Class A Preferred Shares).

SECTION 3

IDTI COVENANTS

3.1 Separateness Covenants. IDTI hereby covenants and agrees that so long as any Class A Preferred Shares remain outstanding, IDTI will, and will cause each of the other IDTI Parties and each of the other IDTI Subsidiaries to, comply with the following undertakings:

(a) each of IDTI and the IDTI Subsidiaries will maintain its books, financial records and accounts, including inter-entity transaction accounts, checking and other bank accounts and custodian and other securities safekeeping accounts, (i) separate and distinct from those of each of Newco and Newco Sub and (ii) in a manner so that it will not be difficult or costly to segregate, ascertain or otherwise identify its assets and liabilities separate and distinct from the assets and liabilities of Newco and Newco Sub;

(b) each of Newco and Newco Sub will maintain their books, financial records and accounts, including inter-entity transaction accounts, checking and other bank accounts and custodian and other securities safekeeping accounts, (i) separate and distinct from those of any other Person and (ii) in a manner so that it will not be difficult or costly to segregate, ascertain or otherwise identify its assets and liabilities separate and distinct from the assets and liabilities of any other Person;

(c) each of IDTI and the IDTI Subsidiaries will not commingle any of its assets, funds, liabilities or business functions with the assets, funds, liabilities or business functions of Newco and Newco Sub;

(d) each of Newco and Newco Sub will not commingle any of its assets, funds, liabilities or business functions with the assets, funds, liabilities or business functions of any other Person;

(e) each of Newco and Newco Sub will conduct its own business in its own name, and observe all requisite corporate or other organizational and internal procedures and formalities under applicable law;

(f) neither Newco nor Newco Sub will be consensually merged or consolidated with any other Person (other than with IDTI or an IDTI Subsidiary solely for accounting purposes and other than Newco Sub being disregarded as an entity separate from its owner for U.S. tax purposes);

(g) none of IDTI and the IDTI Subsidiaries will conduct its business in the name of Newco or Newco Sub;

(h) IDTI will include in its periodic reports filed with the SEC information that clearly discloses the separate existence and identity of Newco from IDTI and the IDTI Subsidiaries and that Newco has separate assets and liabilities;

(i) conduct all transactions, contracts and dealings between IDTI or any IDTI Subsidiary, on the one hand, and Newco or Newco Sub, on the other hand, including transactions, agreements and dealings pursuant to which the assets or property of one is used or to be used by the other, in a manner that reflects the separate identity and legal existence of each such Person;

(j) conduct all transactions, contracts and dealings between Newco or Newco Sub, on the one hand, and any other Person, on the other hand, including transactions, agreements and dealings pursuant to which the assets or property of one is used or to be used by the other, in a manner that reflects the separate identity and legal existence of each such Person;

(k) each of Newco and Newco Sub will hold all of its assets in its own name;

(l) conduct all transactions between Newco or Newco Sub, on the one hand, and any other Person, on the other hand, in the name of Newco or Newco Sub, as applicable, as an entity separate and distinct from any other Person;

(m) except as otherwise contemplated in the Indemnity Documents, each of Newco and Newco Sub will pay its liabilities and losses from its assets, and each of IDTI and the IDTI Subsidiaries will pay their liabilities and losses from assets other than those of Newco and Newco Sub;

(n) cause its representatives and agents (whether or not they are “loaned” employees of IDTI or any IDTI Subsidiary), when purporting to act on behalf of Newco or Newco Sub, to hold themselves out to third parties as being representatives or agents, as the case may be, of Newco or Newco Sub and, to the extent any such items are utilized, will utilize business cards, letterhead, purchase orders, invoices and the like of Newco or Newco Sub, as applicable, when so acting;

(o) except as otherwise contemplated in the Indemnity Documents, each of Newco and Newco Sub will compensate all consultants, independent contractors and agents from its own funds for services provided to it by such consultants, independent contractors and agents;

(p) ensure that, to the extent that Newco or Newco Sub, on the one hand, and any other Person, on the other hand:

(i) jointly contract or do business with vendors or service providers or share overhead expenses, the costs and expenses incurred in so doing will be fairly and non–arbitrarily allocated between or among such Persons, with the result that each such Person bears its fair share of all such costs and expenses; and

(ii) contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of the other, then the costs incurred in so doing will be fairly and non-arbitrarily allocated to the Person for whose benefit the goods or services are provided, with the result that each such Person bears its fair share of all such costs;

(q) neither IDTI nor any IDTI Subsidiary will make any inter-entity loans, advances, guarantees, extensions of credit or contributions of capital to, from or for the benefit of Newco or Newco Sub, as the case may be, without proper documentation and accounting in accordance with applicable generally accepted accounting principles and only in accordance with, or as contemplated by, the provisions of the Certificate of Designations and the Operative Documents;

(r) neither Newco nor Newco Sub will make any inter-entity loans, advances, extensions of credit or contributions of capital to, from or for the benefit of any other Person without proper documentation and accounting in accordance with applicable generally accepted accounting principles and only in accordance with, or as contemplated by, the provisions of Certificate of Designations and the Operative Documents;

(s) not to refer to itself in a manner inconsistent with its status as a legal entity separate and distinct from Newco and Newco Sub;

(t) each of Newco and Newco Sub will not refer to itself in a manner inconsistent with its status as a legal entity separate and distinct from any other Person;

(u) neither IDTI nor any IDTI Subsidiary will hold out the credit of Newco or Newco Sub as being available to satisfy the obligations of IDTI or any IDTI Subsidiary or any other Person;

(v) neither Newco nor Newco Sub will hold out the credit of any other Person as being available to satisfy the obligations of Newco or Newco Sub, except as contemplated by the Indemnity Documents;

(w) neither Newco nor Newco Sub will hold out its credit as being available to satisfy the obligations of any other Person;

(x) each IDTI Party will maintain adequate capital in light of its contemplated business operations;

(y) except as otherwise contemplated in the Indemnity Documents, neither IDTI nor any IDTI Subsidiary will guarantee or become obligated for the Indebtedness or other obligations of Newco or Newco Sub;

(z) neither Newco nor Newco Sub will guarantee or become obligated for the debts of any other Person;

(aa) neither IDTI nor any IDTI Subsidiary will acquire the obligations or securities of Newco or Newco Sub, except as contemplated by or permitted under the Operative Documents;

(bb) neither Newco nor Newco Sub will acquire or hold the obligations, securities or any other Indebtedness of any other Person, except as contemplated by or permitted under the Operative Documents;

(cc) to the extent any such items are used, use stationery, invoices, and checks bearing its own name;

(dd) neither IDTI nor any IDTI Subsidiary will pledge its assets for the benefit of Newco or Newco Sub, except in connection with any statutory lien under Dutch law on the assets of the Foundation for the benefit of the holders of its Depository Receipts;

(ee) neither Newco nor Newco Sub will pledge its assets for the benefit of any other Person;

(ff) each of IDTI and the IDTI Subsidiaries will take all actions that it deems necessary and appropriate to correct any known misunderstanding regarding its separate identity from Newco and Newco Sub;

(gg) each of Newco and Newco Sub will take all actions that it deems necessary and appropriate to correct any known misunderstanding regarding its separate identity from any other Person;

(hh) each of Newco and Newco Sub will not use its separate existence and not permit that its separate existence be used by any of its Affiliates, in each case, to abuse its creditors or to perpetrate a fraud, injury, or injustice on its creditors;

(ii) each of Newco and Newco Sub will ensure that (i) all transactions between it or any of its Affiliates, on the one hand, and Newco or Newco Sub, on the other hand, are, and will be, duly authorized and documented, and recorded accurately in the appropriate books and records of such Persons, and (ii) all such transactions are, and will be, on arms-length terms fair to each party, constitute exchanges for fair consideration and for reasonably equivalent value, and are, and will be, made in good faith and without any intent to hinder, delay, or defraud its creditors;

(jj) neither Newco nor Newco Sub will take any action, or engage in transactions with any of its Affiliates, unless the boards of directors or managers, managing members, or officers, as appropriate, of such Affiliate and Newco or Newco Sub, as the case may be, determine in a reasonable fashion that such actions or transactions are in their respective entities’ best interests, it being agreed by the parties hereto that this Agreement and the other Operative Documents (and the transactions contemplated hereby and thereby and permitted hereunder and thereunder) satisfy the foregoing standard and satisfy the requirements of this clause (jj); and

(kk) no IDTI Party will enter into the transactions contemplated by this Agreement or any other Operative Document to which it is a party in contemplation of insolvency or with a design to prefer one or more of its creditors to the exclusion in whole or in part of another of its creditors or with an intent to hinder, delay or defraud any of its creditors.

Notwithstanding the foregoing restrictions on its activities, IDTI will cause each of Newco and Newco Sub to be authorized and permitted to take the actions required by the Certificate of Designations and the Operative Documents to which it is a party. Nothing herein shall require or be deemed to require IDTI or any IDTI Subsidiary, directly or indirectly, (a) to pay or guarantee the payment of or to take any action intended to pay or guarantee the payment of any expenses or liabilities of Newco or Newco Sub or (b) to make any capital contribution to or otherwise advance or supply funds or assets to Newco or Newco Sub for the purchase or payment of any expenses or liabilities of Newco or Newco Sub or to maintain working capital or equity capital of Newco or Newco Sub or otherwise to maintain the net worth or solvency of Newco or Newco Sub.

3.2 General Covenants. IDTI hereby covenants and agrees that, so long as any Class A Preferred Shares remain outstanding, except as otherwise permitted by this Agreement or any other Operative Documents, IDTI will not at any time:

(a) Indebtedness, Etc. Permit Newco to (i) incur or become liable for any Indebtedness, (ii) guarantee the liabilities of any other Person, (iii) have any employees, or (iv) create, incur or suffer to exist any liens of any kind on the Permitted Investments (other than liens for taxes, assessments and governmental charges or levies not yet delinquent or being contested in good faith and by appropriate proceedings and as to which adequate reserves are being maintained in accordance with generally accepted accounting principles).

(b) Sale, Etc., of Assets; Equity. Permit Newco to (i) sell, transfer or otherwise dispose of, in any case, whether in one transaction or in a series of transactions, any of its assets or (ii) issue any equity securities, in each case, other than as expressly permitted under the Certificate of Designations or any Operative Document.

(c) Merger, Etc. Permit any of Newco and Newco Sub to merge or consolidate with any Person (other than a consolidation with IDTI or an IDTI Subsidiary solely for accounting purposes and other than Newco Sub being disregarded as an entity separate from its owner for U.S. tax purposes but not for any corporate purposes under laws of the Cayman Islands).

(d) Investments. Direct Newco, the Custodian or the Investment Manager, or authorize or permit Newco, the Custodian or the Investment Manager, to hold or invest in any assets other than as permitted under the Certificate of Designations.

(e) Bankruptcy, Etc. Consent to, vote for, or otherwise cause or permit Newco or Newco Sub voluntarily to take any action of the type referred to in the definition of Bankruptcy Action.

(f) Structure of Newco. Direct, authorize or permit Newco to amend its Memorandum or Articles or the Certificate of Designations, including, without limitation, to effect any modification to the governing structure of Newco, except as permitted under the Certificate of Designations.

(g) Class A Preferred Payments. Direct, authorize or permit Newco to give any instruction with respect to payments in respect of the Class A Preferred Shares other than an instruction in accordance with the Certificate of Designation.

(h) Class A Vote. Direct, authorize or permit Newco to take any action requiring a class vote of the Class A Preferred Shares in contravention of the outcome of such a vote or without having conducted such a vote.

3.3 Reporting Requirements. IDTI hereby covenants and agrees that, so long as the Class A Preferred Shares remain outstanding, it will furnish to (i) in the case of clause (b) below, the Person specified therein, and (ii) in all other cases, each Applicable Person, the following:

(a) Public Reports. A copy of all of the information and reports referred to in this sentence: (i) within 120 days after the end of each fiscal year (or, if earlier, the date on which each of IDTI and the IDTI Subsidiaries file the same with the SEC), deliver to Buyer, by mail or electronic communications, a copy of its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by a report of Pricewaterhouse Coopers LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of IDTI and the consolidated IDTI Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of IDTI (or, if earlier, the date on which IDTI files the same with the SEC), deliver by mail or electronic communications to Buyer, a copy of its consolidated balance sheet and related statements of operations as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and its related statement of cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its financial officers as presenting fairly in all material respects the financial position and results of operations and cash flows of IDTI and the consolidated IDTI Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments (which certification requirements shall be deemed satisfied by the execution by a financial officer of the certification required to be filed with the SEC pursuant to Item 601 of Regulation S-K). Notwithstanding the foregoing, IDTI will be deemed to have furnished such reports referred to in the preceding paragraph if IDTI has filed such reports with the SEC via the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system) and such reports are publicly available.

(b) Compliance Certificate. Within one hundred twenty (120) days after the close of each of IDTI’s fiscal years, an officer’s certificate signed by the Chief Financial Officer of IDTI and stating that a review of the activities of the IDTI Parties during the preceding fiscal year has been made under his or her supervision with a view to determining whether IDTI has performed its obligations under this Agreement, and further stating that to his or her actual knowledge no Incipient Material Affiliate Event or Material Affiliate Event has occurred during such period and remains in existence or, if either (i) an Incipient Material Affiliate Event or (ii) a Material Affiliate Event shall have so occurred (whether or not cured), describing all such Incipient Material Affiliate Events or Material Affiliate Events of which he or she has actual knowledge and what action IDTI is taking (or has taken) or proposes to take with respect thereto.

(c) Notice of Incipient Material Affiliate Event or Material Affiliate Event. Within three (3) Business Days after an officer of IDTI has actual knowledge of such occurrence, written notice of the occurrence of an Incipient Material Affiliate Event or Material Affiliate Event and setting forth in reasonable detail the actions that IDTI has taken or proposes to take with respect thereto and whether or not cured.

3.4 Check-the-Box Elections. IDTI has caused each of Newco Sub and the Foundation to file a valid election with the U.S. Internal Revenue Service (the “IRS”) to be treated from its respective date of formation as a disregarded entity for U.S. federal income tax purposes in accordance with Treasury Regulation section 301.7701-3(c) and will cause each of them to maintain its status as a disregarded entity for all relevant times in the future.

3.5 IDTI Tax Filing Obligations. In connection with the transfer of the depository receipts of the Foundation (and thereby indirectly the shares of Newco Sub) to Newco, IDTI (i) has timely executed and filed with the IRS a “gain recognition agreement” described in Treasury Regulation section 1.367(a)-8 and the waiver of the period of limitations described therein in IDTI’s consolidated U.S. federal income tax return by the due date (including extensions) of such return for the year of the transfer, in accordance with the procedures specified in Treasury Regulation section 1.367(a)-8(d) and (e) and (ii) will timely execute and file the annual certification described in Treasury Regulation section 1.367(a)-8(g) in IDTI’s consolidated U.S. federal income tax return by the due date (including extensions) of such return for each of the five full taxable years following the year of the transfer, in accordance with the procedures specified in Treasury Regulation section 1.367(a)-8.

3.6 Covenants Regarding Newco. IDTI shall cause Newco not to:

(a) establish any physical presence or branch office or acquire or rent office space in the United States or any other jurisdiction (other than the Cayman Islands);

(b) appoint a representative or agent in the United States or any other jurisdiction outside of the Cayman Islands with unlimited authority to conduct the business of Newco or to sign contracts for and on behalf of Newco in any such jurisdiction;

(c) become a plaintiff, or counterclaim, in any suit, action or proceedings outside the Cayman Islands or, with respect to matters relating to the Depositary Receipts, the Netherlands, except in a special proceeding for purposes of disclaiming the jurisdiction of the relevant court or tribunal;

(d) voluntarily appear before a court in any suit, action or proceedings outside the Cayman Islands or, with respect to matters relating to the Depositary Receipts, the Netherlands, except in a special proceeding for purposes of disclaiming the jurisdiction of the relevant court or tribunal;

(e) expressly agree to submit to the jurisdiction of any court outside of the Cayman Islands and, with respect to matters relating to the Depositary Receipts, the Netherlands;

(f) hold board of director or shareholder meetings in or from within any jurisdiction other than the Cayman Islands or such other jurisdiction (other than the United States) as should not, in the opinion of counsel, result in Newco being determined to have a place of business for any purposes in such other jurisdiction;

(g) maintain any property or assets of Newco in the United States or maintain any material amount of property or assets of Newco in any other jurisdiction (other than the Cayman Islands and, with respect to matters relating to the Depositary Receipts, the Netherlands), it being understood that the assignment of any rights or the delegation of any duties by the custodian to any subcustodian pursuant to the IM Custody Agreement or the Newco Custody Agreement shall not violate this clause 3.6(g);

(h) IDTI will not elect or cause any election to be made to treat Newco as other than a corporation for U.S. tax purposes; or

(i) have a registered office in any jurisdiction other than the Cayman Islands.

3.7 Investment Manager. IDTI agrees to cause Newco to appoint an Investment Manager to oversee the Permitted Investment Account and IDTI agrees to cause Newco to enter into, and maintain in full force and effect the Investment Management Agreement with such Investment Manager. Promptly upon IDTI or Newco attaining actual knowledge of a breach by the Investment Manager of its obligations under the Investment Management Agreement, IDTI shall cause Newco to enforce its rights under the Investment Management Agreement. In the event that the Investment Manager shall have (a) notified Newco of its intention to resign, (b) breached any of its obligations under the Investment Management Agreement or (c) failed to meet the criteria set forth in the definition of Investment Manager in the Certificate of Designations, IDTI agrees to cause Newco to provide written notice to each Applicable Person reasonably promptly, and in any event, no later than three (3) Business Days following the date of receipt of such notice from the Investment Manager or the date that IDTI or Newco attains actual knowledge of such breach or failure. Further, IDTI agrees to cause Newco (i) to appoint, (x) in the case of an event described in clause (a) above, by no later than thirty (30) days following the date of receipt of such notice from the Investment Manager and (y) in the case of an event described in clause (b) or (c) above, by no later than thirty (30) days following the later of (A) the date that IDTI or Newco attains actual knowledge of such breach or failure and (B) the expiration of any applicable grace or cure period in the Investment Management Agreement, if the relevant breach has not been cured, in each case, a new Investment Manager meeting the criteria set forth in the definition of Investment Manager in the Certificate of Designations to replace such resigning or defaulting Investment Manager and (ii) to enter into a new Investment Management Agreement with the replacement Investment Manager appointed in accordance with clause (i) above containing (A) identical investment guidelines, (B) substantially identical provisions relating to reporting and termination, and (C) other terms that are not materially less favorable to Newco, and to irrevocably instruct the replacement Investment Manager to provide to Buyer all reports and internet access referred to in Section 6 of the Investment Management Agreement.

3.8 Custodian. IDTI agrees to cause Newco to appoint a Custodian with respect to the Permitted Investment Account and IDTI agrees to cause Newco to enter into, and maintain in full force and effect, the IM Custody Agreement with such Custodian. Promptly upon IDTI or Newco attaining actual knowledge of a breach by the Custodian of its obligations under the IM Custody Agreement, IDTI shall cause Newco enforce its rights under the IM Custody Agreement. In the event that the Custodian shall have (a) notified Newco of its intention to resign, (b) breached any of its obligations under the IM Custody Agreement or (c) failed to meet the criteria set forth in the definition of Custodian in the Certificate of Designations, IDTI agrees to cause Newco to provide written notice to each Applicable Person reasonably promptly, and in any event, no later than three (3) Business Days following the date of receipt of such notice from the Custodian or the date that IDTI or Newco attains actual knowledge of such breach or failure. Further, IDTI agrees to cause Newco (i) to appoint, (x) in the case of an event described in clause (a) above, by no later than thirty (30) days following the date of receipt of such notice from the Custodian and (y) in the case of an event described in clause (b) or (c) above, by no later than thirty (30) days following the later of (A) the date that IDTI or Newco attains actual knowledge of such breach or failure and (B) the expiration of any applicable grace or cure period in the IM Custody Agreement, if the relevant breach has not been cured, in each case, a new Custodian meeting the criteria set forth in the definition of Custodian in the Certificate of Designations to replace such resigning or defaulting Custodian and (ii) to enter into a new IM Custody Agreement with the replacement Custodian appointed in accordance with clause (i) above containing (A) identical provisions relating to instructions for transfers from the account maintained pursuant to the IM Custody Agreement, (B) substantially identical provisions on reporting, termination, and waiver of liens and set-off, and (C) other terms that are not materially less favorable to Newco, and to irrevocably instruct the replacement Custodian to provide to Buyer all reports referred to in Section 2 of Article III of the IM Custody Agreement.

3.9 Outstanding Class A Preferred Shares. IDTI agrees that (a) there shall be no Class A Preferred Shares outstanding at any time other than the 1,431 shares of Class A Preferred Shares that are authorized by the Certificate, and (b) until the Repo Termination Date, IDTI shall not transfer, and, to the extent permitted by applicable law, shall cause Newco not to effect any transfer of, any Class A Preferred Shares or any right or interest therein (including any security interest or any right or power to direct the voting of such Class A Preferred Shares) except to Buyer pursuant to the Repo Agreement (including any of Buyer’s successors and assignees as provided in the Repo Agreement).

3.10 Transfers from Permitted Investments Account. IDTI agrees not to cause or permit Newco (a) to withdraw or otherwise remove from the Permitted Investments Account any instrument or security or (b) instruct or authorize any release or disbursement of funds from the

Permitted Investments Account unless such release or disbursement is for the purpose of (i) paying amounts due to holders of the Class A Preferred Shares in connection with a redemption of the Class A Preferred Shares pursuant to Section 6.2 or 6.3 of the Certificate of Designations or (ii) paying Stated Dividends on a Dividend Payment Date.

3.11 Director Services Agreement. IDTI shall cause Newco to comply with the terms of that certain agreement between Newco and Maples Fiduciary Services, dated June 13, 2011, relating to the provision of the services of the directors of Newco appointed by the holders of the Class A Preferred Shares.

3.12 Redemption of Class A Preferred Shares. At all times prior to the Repo Transaction Termination Date, IDTI agrees not to permit or cause Newco to redeem any of the Class A Preferred Shares or liquidate any Permitted Investments, except, in the case of a liquidation of Permitted Investments, as contemplated by the Investment Management Guidelines and, in either case, in connection with a Special Voting Rights Redemption, as set forth in Section 6.3 of the Certificate of Designations.

3.13 Certain U.S. Tax Matters Relating to Newco Sub. At all times prior to the Repo Transaction Termination Date, IDTI (i) will cause Newco Sub not to hold any interest that is treated as an equity interest for U.S. federal income tax purposes in any entity that is not treated as a corporation for U.S. federal income tax purposes, and (ii) will cause Newco Sub not to engage in any transaction or activity that would cause Newco Sub to be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes.

3.14 Certificate of Authorized Persons relating to the IM Custody Agreement. IDTI agrees not to permit or cause Newco, prior to the Repo Transaction Termination Date, to furnish any new Certificate of Authorized Persons to the Custodian under the IM Custody Agreement (or to revise any existing such certificate) unless such new (or revised) Certificate of Authorized Persons has been furnished by, or consented to by, the Investment Manager and does not contain any employees or agents (other than the Investment Manager) of any IDTI Party or any Affiliate thereof. As used in this Section 3.14, “Certificate of Authorized Persons” means the Certificate of Authorized Persons furnished to the Custodian pursuant to the IM Custody Agreement in the form of the exhibit thereto captioned “Certificate of Authorized Persons”.

SECTION 4

MISCELLANEOUS

4.1 Termination. This Agreement shall terminate one day after the Repo Transaction Termination Date; provided, however, that (i) the agreements in Section 4.2 shall survive the Repo Termination Date and the termination of this Agreement and (ii) if the Transactions under the Repo Agreement (or any portion thereof) are settled through a redemption of the Class A Preferred Shares, the agreements in Section 3.6 will survive the termination of this Agreement with respect to each applicable jurisdiction until after a period of time has lapsed following the Repo Termination Date which corresponds to the duration of the insolvency avoidance or preference period applicable, if any, under the insolvency laws of such jurisdiction.

4.2 Indemnification. IDTI agrees to indemnify and hold harmless Buyer and its affiliates, and its and their respective directors, officers, employees, agents and controlling persons (Buyer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities and expenses, joint or several, to which such Indemnified Party may become subject under any applicable law or otherwise, to the extent related to, arising out of or in connection with (i) Buyer’s entry into and performance under the Repo Agreement and all Transactions thereunder and IDTI’s use of the proceeds thereof and (ii) any matters contemplated hereby or the engagement of Buyer pursuant to, and the performance by Buyer of the services contemplated by, the Letter Agreement, and will reimburse any Indemnified Party for all expenses (including reasonably and documented external counsel fees and expenses) in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of IDTI. Notwithstanding the foregoing, IDTI will not be liable to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from Buyer’s bad faith, willful misconduct or gross negligence. No Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to IDTI or its security holders or creditors related to, arising out of or in connection with, the engagement of Buyer pursuant to, or the performance by Buyer of the services contemplated by, the Letter Agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court of competent jurisdiction to have resulted from Buyer’s bad faith, willful misconduct or gross negligence.

Anything in this Agreement notwithstanding, in no event will IDTI be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if IDTI has been advised of such loss or damage and regardless of the form of action.

In case any actions or proceeding (including any governmental investigation) shall be instituted involving any Indemnified Party, such Indemnified Party shall promptly notify IDTI in writing (but the omission to so notify shall not relieve IDTI from any obligation hereunder unless and only to the extent that, such omission results in IDTI’s forfeiture of substantive rights or defenses) and IDTI shall have the right, exercisable by giving written notice to the Indemnified Party within 30 days of receipt of written notice from the Indemnified Party of such proceeding, to retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others IDTI may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) IDTI and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both IDTI and an Indemnified Party and IDTI and the Indemnified Party have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that IDTI shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Parties, and that all such reasonable fees and expenses shall be reimbursed as they are incurred and paid. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties and acceptable to IDTI (which consent shall not be unreasonably withheld). IDTI shall not be liable for any settlement of any proceeding without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, IDTI agrees, to the extent provided for herein, to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

IDTI agrees that, without Buyer’s prior written consent (which consent shall not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought hereunder (whether or not Buyer or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against IDTI or any of its affiliates in which such Indemnified Party is not named as a defendant, IDTI agrees to reimburse Buyer for all expenses properly and reasonably incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its non-internal legal counsel.

IDTI agrees to indemnify Buyer against any loss incurred by Buyer as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which Buyer is able to purchase United States dollars with the amount of the Judgment Currency actually received by Buyer. The foregoing indemnity shall constitute a separate and independent obligation of IDTI and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any customary premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

4.3 Fees and Expenses.

IDTI shall pay to Bank of America, N.A. the following fees and expenses in connection with the Repo Agreement:

(a) Promptly following the date of execution of this Agreement, the Company shall pay, or cause to be paid to Bank of America, N.A., a fee in an amount specified in the Letter Agreement.

(b) On or promptly following the date of execution of this Agreement, or from time to time as Bank of America, N.A. may reasonably request, IDTI shall reimburse Bank of America, N.A. for all reasonable and documented out-of-pocket costs and expenses incurred by

Bank of America, N.A. with the approval of IDTI in connection with the Repo Agreement, which shall be for the account of the IDTI. IDTI’s obligation to reimburse Bank of America, N.A.’s expenses under this paragraph 4.3(b) shall not exceed the amount of U.S. $150,000.

(c) IDTI agrees to pay to Bank of America, N.A. the amounts due under this Section 4.3 in U.S. dollars within thirty business days of the date of execution of this Agreement through a money transfer to an account to be designated in writing by Bank of America, N.A. IDTI further agrees that all amounts payable hereunder shall be free and clear of, and without any deduction or withholding for or on account of, any current or future taxes, levies, imposts, duties, charges or other deductions or withholdings levied in any jurisdiction from or through which payment is made, unless such deduction or withholding is required by applicable law, in which event IDTI will pay additional amounts so that the persons entitled to such payments will receive the amount that such persons would otherwise have received but for such deduction or withholding.

4.4 Amendments. No amendment or waiver of any provision of this Agreement, and no consent to any departure by IDTI herefrom, shall in any event be effective unless the same shall be in writing and signed by each Applicable Person and IDTI. No such waiver of a provision or consent to a departure in any one instance shall be construed as a further or continuing waiver of or consent to subsequent occurrences, or a waiver of any other provision or consent to any other departure.

4.5 Addresses for Notices. Any notice or communication required or permitted to be given by any provision of this Agreement shall be in writing or by facsimile and shall be deemed to have been delivered, given, and received for all purposes (a) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) when the same is actually received (if during the recipient’s normal business hours if during a Business Day, or, if not, on the next succeeding Business Day), if sent by facsimile (followed by a hard copy of the same communication sent by certified mail, postage and charges prepaid), or by courier or delivery service or by mail, addressed as follows, or to such other address as such Person may from time to time specify by notice, if to IDTI, at its address at Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, CA 95138, Attention: Chief Financial Officer, Facsimile No.: (408) 284-8454, and if to any Applicable Person, at its address specified in the Repo Agreement or to such other address (and with copies to such other Persons) as the Person entitled to receive notice hereunder shall specify by notice given in the manner provided herein to the other Persons entitled to receive notice hereunder.

4.6 No Waiver; Cumulative Remedies. No failure on the part of the Buyer, the Agent or the Indenture Trustee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

4.7 Consent to Jurisdiction; Waiver of Venue Objection; Service of Process. IDTI HEREBY IRREVOCABLY SUBMITS TO AND ACCEPTS THE NONEXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OR THE COURTS OF THE STATE OF NEW YORK, IN EACH CASE, LOCATED IN THE

BOROUGH OF MANHATTAN OF THE CITY OF NEW YORK, AND IDTI HEREBY IRREVOCABLY AGREES THAT ANY ACTION OR PROCEEDING AGAINST IT OR AGAINST ITS PROPERTY ARISING OUT OF OR RELATING TO THIS AGREEMENT (AN “ACTION”) MAY BE HEARD AND DETERMINED IN SUCH FEDERAL OR STATE COURT. IDTI HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OR OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY DEFENSE OR OBJECTION TO VENUE BASED ON THE GROUNDS OF FORUM NONCONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE MAINTENANCE OF ANY ACTION IN ANY SUCH JURISDICTION. IDTI HEREBY IRREVOCABLY AGREES THAT THE SUMMONS AND COMPLAINT OR ANY OTHER PROCESS IN ANY ACTION IN ANY JURISDICTION MAY BE SERVED BY MAILING (USING CERTIFIED OR REGISTERED MAIL, POSTAGE PREPAID) TO THE NOTICE ADDRESS FOR IT SET FORTH HEREIN OR BY HAND DELIVERY TO A PERSON OF SUITABLE AGE AND DISCRETION AT SUCH ADDRESS. IDTI MAY ALSO BE SERVED IN ANY OTHER MANNER PERMITTED BY LAW, IN WHICH EVENT ITS TIME TO RESPOND SHALL BE THE TIME PROVIDED BY LAW.

4.8 Waiver of Jury Trial. IDTI HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

4.9 Assignment. All covenants and other agreements and obligations in this Agreement shall (a) be binding upon IDTI and their successors, but IDTI may not assign its obligations hereunder without the consent of the Applicable Persons and (b) inure to the exclusive benefit of, and be enforceable by, each Applicable Person and its successors and assigns.

4.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

4.11 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement may be delivered by facsimile transmission of the relevant signature pages hereof.

4.12 Severability. Every provision of this Agreement that is prohibited by or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.13 No Third-Party Beneficiaries. This Agreement is intended for the exclusive benefit of the Buyer and its successors and assigns and no other Person shall have any rights hereunder, whether as a third-party beneficiary or otherwise.

4.14 Waiver of Immunities. To the extent that IDTI, Newco or Newco Subhas or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under the Agreement or relating in any way to the Agreement.

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IN WITNESS WHEREOF, IDTI has caused this Agreement to be duly executed and delivered by its officer or other duly authorized signatory thereunto duly authorized as of the date first above written.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Richard D. Crowley
Name: Richard D. Crowley
Title: Vice President, Chief Financial Officer

EXHIBIT A TO

IDTI AGREEMENT

Definitions

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (other than as a result of, or by virtue of, the effect of Special Voting Rights or other weighted voting rights under or pursuant to the Certificate of Designations), whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Person” means at any time prior to the Repo Transaction Termination Date, the Buyer and any transferee of Buyer’s rights under the Repo Agreement or of the Class A Preferred Shares held by Buyer or any interest of Buyer therein.

“Buyer” has the meaning ascribed to such term in the Repo Agreement (including each Repo Agreement that may result from the partial assignment or novation of a predecessor Repo Agreement).

“Certificate of Designations” means that certain Certificate of Designations of Preferences, Limitations, and Relative Rights of Class A Preferred Shares of IDTI (Cayman) Limited, dated June 10, 2011.

“Class A Preferred Shares” means the Class A Preferred Shares in the capital of Newco having the rights and preferences set forth in the Certificate of Designations.

“Closing Date” means each “Purchase Date” (as defined in the Repo Agreement).

“Companies Law” means the Companies Law (2009 Revision) of the Cayman Islands.

“Depositary Receipts” means those certain interests issued by the Foundation representing the economic interests in Newco Sub.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

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“Exchange Act” means the Securities Exchange Act of 1934.

“Free Cash Management Agreement” means the Free Cash Investment Management Agreement, dated as of June 10, 2011, between the Investment Manager and Newco.

“IDTI” has the meaning set forth in the preamble to the Agreement.

“IDTI Party” has the meaning set forth in Section 2.1 of the Agreement.

“IDTI Subsidiaries” means, collectively, each of IDTI’s Subsidiaries other than Newco and Newco Sub.

“Indemnified Party” has the meaning set forth in Section 4.2 of the Agreement.

“Indemnity Documents” means (a) the Indemnity Agreement and Guarantee, dated as of June 10, 2011, pursuant to which IDTI will provide certain indemnities relating to the Custodian under the Newco Custody Agreement and the IM Custody Agreement and certain guarantees with respect to the obligations of Newco under the Newco Custody Agreement and the IM Custody Agreement, (b) the indemnity agreement pursuant to which IDTI will provide certain indemnities with respect to certain directors of Newco, and (c) any agreement or other arrangement pursuant to which IDTI agrees to pay or pays legal fees, accounting fees and other out-of-pocket costs and expenses incurred in connection with the closing of the Repo Agreement (and all other agreements executed and delivered in connection therewith) and the consummation of the transactions contemplated thereunder.

“Investment Management Guidelines” means Exhibit A to the Investment Management Agreement.

“Letter Agreement” means the letter agreement dated as of January 24, 2011, between IDTI and Bank of America, N.A.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Newco” means IDTI (Cayman) Limited, a company incorporated with limited liability under the laws of the Cayman Islands.

“Newco Sub” means IDTI (Cayman) Subsidiary Limited, a company incorporated with limited liability under the laws of the Cayman Islands.

“Operative Documents” means (a) this Agreement, (b) the Repo Agreement and (c) any Indemnity Documents.

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“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate, articles of formation or organization and operating agreement or memorandum of association and articles of association; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Register of Members” means the register to be kept by Newco in accordance with Section 40 of the Companies Law;

“Repo Agreement” means that certain Master Repurchase Agreement (including Annex I thereto), dated as of June 13, 2011, and each confirmation related thereto, in each case, between IDTI and Bank of America, N.A., as any of the foregoing may be assigned, in whole or in part, amended or otherwise modified from time to time, in each case in accordance with their terms.

“Repo Transaction Termination Date” means the later of (i) the expiration of the Availability Period (as defined in the Repo Agreement) and (ii) the final Liquidation Period End Date with respect to all Transactions (as defined in the Repo Agreement) outstanding under the Repo Agreement.

“SEC” means the Securities and Exchange Commission, or any governmental authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or persons performing similar functions) of such corporation (irrespective of whether at the time Equity Interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“United States” and “U.S.” mean the United States of America.

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